PERSONAL & CONFIDENTIAL

Title & Reporting Level	Senior Vice President and Chief Operating Officer, reporting to John Engel
Location	Pittsburgh, PA Relocation package per WESCO policy, however the relocation allowance will be based on market comparability for relocations from Canada to the United States. Relocation must be completed within one year of the date you assume this position. Your current housing allowance will remain in effect until you relocate to Pittsburgh.
Base Salary	$550,000 annual rate to be paid semi-monthly
Annual Cash Bonus	Your target bonus will be 80% of base salary with a payout opportunity of zero to 160% of base salary, based on the achievement of corporate performance objectives as established annually by the Board of Directors.
Automobile Allowance	You will be eligible to receive an automobile allowance comparable to other Senior Executives, currently $1,000 per month.
Equity Awards	You will continue to be eligible to receive an annual equity award. Future awards are based on performance and award guidelines established periodically by the Compensation Committee of the Board of Directors. With this promotion to Chief Operating Officer, it is expected that you will achieve and maintain an ownership position in WESCO stock equal to 3x your base salary no later than 5 years following your date of promotion.
Promotional Equity Award	You will be eligible to receive a one-time Equity Award of $325,000, consisting of Restricted Stock Units (RSUs) which will cliff vest 3 years after the grant date, contingent upon approval from the Compensation Committee of the Board of Directors and subject to the terms of the Equity Award agreement.
Tax Services and Equalization	WESCO will arrange for tax consultation and preparation services for the 2019 and 2020 tax years. This service includes: 1. Tax preparation while on international assignment, 2. Tax services for the tax year of your repatriation The effect of the Company's compensation equalization program is to maintain the same level of disposable income while overseas that you would have had if you had remained in the United States. Therefore, you will neither gain no lose financially due to the payment of United States and foreign taxes as compared to a United States assignment. Compensation equalization ensures that your disposable income is not less than it would have been had you worked in the United States and paid taxes on your base salary plus incentive compensation, and any other compensation you might receive.

Non-Compete, Non-Solicitation, Non-Disparagement and Confidentiality	<u>Non-Competition, Non-Solicitation and Non-Disparagement</u> During your employment and for a period of one year thereafter: a) You shall not directly or indirectly call upon, contact or solicit any customer or prospective customer of WESCO or its subsidiaries (1) with whom you dealt directly or indirectly or for which you had responsibility while employed by WESCO, or (2) about whom you acquired confidential information during your employment with WESCO, for the purpose of offering, selling or providing products or services that are competitive with those then offered by WESCO or its subsidiaries. You shall not solicit or divert, or attempt to solicit or divert, either directly or indirectly, any opportunity or business of WESCO or its subsidiaries to any competitor. You shall not, to the detriment of WESCO or its subsidiaries, directly or indirectly, as an owner, partner, employee, agent, consultant, advisor, servant or contractor, engage in or facilitate or support others to engage in the distribution of electrical construction products or electrical and industrial maintenance, repair and operating supplies, or the provision of integrated supply services, or any other business that is in competition with any of the business activities of WESCO or its subsidiaries in which subsidiaries were engaged prior to the termination of your employment. This provision shall not prevent you from owning less than 1% of a publicly-owned entity or less than 3% of a private equity fund. b) You shall not, directly or indirectly, solicit the employment of or hire as an employee or consultant or agent (1) any employee of WESCO or its subsidiaries or (2) any former employee of WESCO or its subsidiaries whose employment ceased within 180 days prior to the date of such solicitation of hiring. c) You shall not disparage, malign, or otherwise say or do anything which could adversely affect the reputation and standing of WESCO. <u>Confidentiality</u> "Confidential Information" means information regarding the business or operations of WESCO or its subsidiaries, both oral and written, including, but not limited to, documents and WESCO or subsidiary information contained in such documents; drawings; designs; plans; specifications; instructions; data; manuals; electronic media such as computer disks, computer programs, and data stored electronically; security code numbers; financial, marketing and strategic information; product pricing and customer information, that WESCO or its subsidiaries disclose to you or you otherwise learn or ascertain in any manner as a

	result of, or in relation to, your employment by WESCO. Other than as required by applicable law, you agree: (1) to use Confidential Information only for the purposes required or appropriate for your employment with WESCO; (2) not to disclose to anyone Confidential Information without WESCO's prior written approval; and (3) not to allow anyone's use or access to Confidential Information, other than as required or appropriate for your employment with WESCO. The foregoing shall not apply to information that is in the public domain, provided that you were not responsible, directly or indirectly, for such information entering into public domain without WESCO's approval. You agree to return to WESCO all Confidential Information in your possession upon termination of your employment or at any time requested by WESCO. If any of the foregoing provisions shall be invalid or unenforceable to any extent, the remaining provisions shall not be affected, and each remaining provision shall be enforceable to the fullest extent permitted by law. If any provision is so broad as to be unenforceable, then such provision shall be interpreted to be only as broad as is enforceable. The non-compete, non-solicitation, non-disparagement and confidentiality covenants of this section shall be in addition to, and shall not be deemed to supersede, any other similar covenants between you and WESCO.
Severance	In the event of the termination of your employment by WESCO without cause, by WESCO or its successors or assigns upon or within two years after a Change in Control (as defined in WESCO's Long-Term Incentive Plan), or by you for Good Reason, you will be entitled to receive a severance payment equal to one year's base salary, plus continued coverage in all applicable WESCO healthcare benefit plans for one year, plus a severance payment in lieu of bonus equal to a pro rata amount of your target bonus, as approved by WESCO's Compensation Committee. The severance payments and benefits will be in lieu of any severance or similar benefits that may otherwise be payable under any other agreement, plan, program or policy of WESCO. The payment of severance payments and benefits will be conditioned on your execution of a release with terms and provisions as determined by the Compensation Committee and as are substantially consistent with past practices at WESCO. Healthcare contributions will be at the active employee rate. In the event of the termination of your employment as a result of death or disability you will be entitled to receive your base salary and all welfare benefits through the date of death or disability.

	No severance will be paid other than payment of your base salary through the date of termination for termination for cause. Termination for cause shall mean termination within 30 days after we give you notice that we believe we have cause to terminate you for: a) Engaging in a felony or engaging in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to WESCO, its customers, employees, suppliers, or shareholders; b) Your inability to meet the expectations of your job responsibilities or failure to timely and adequately perform your duties; c) Material breach of any manual or written policy, code or procedure of WESCO; or d) Failure to establish permanent residence in the Pittsburgh area within the first twelve months of employment in this position. If such termination is with Good Reason, you shall give WESCO written notice, which shall identify with reasonable specificity the grounds for your resignation and provide WESCO with thirty (30) days from the day such notice is given to cure the alleged grounds for resignation contained in the notice. A termination shall not be for Good Reason if such notice is given by you to WESCO more than sixty (60) days after the occurrence of the event that you allege is Good Reason for your termination hereunder. For purposes of this Agreement, "Good Reason" shall mean any of the following to which you shall not consent in writing: a) A reduction in your base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of substantially the entire senior management team; b) A relocation of your primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania without your consent; or c) Any material reduction in your authority, duties or responsibilities without your consent. Termination by you for purposes of accepting employment with another organization or in another location shall not be considered Good Reason.
Health, Welfare, and Other Benefit Programs	Eligible to participate in all corporate benefit programs in accordance with standard policies and procedures. Eligible for 25 Paid Time Off (PTO) days annually.
Employment Policy	In accordance with Company practices, neither this letter, nor any benefit program or employment policy is to be considered an employment contract. Your employment and compensation are at the will of WESCO and can be terminated, with or without cause and with or without notice, at any time, by either you or the Company.

Approval	All terms and conditions as described above are subject to approval by WESCO's Compensation Committee.

Accepted on September 30, 2019

Signature